EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption experts in the Registration Statement on Form S-3 and related Prospectus of Spectrum Pharmaceuticals, Inc. for the registration of shares of common stock and common stock issuable upon exercise of warrants and to the incorporation by reference therein of our report dated March 10, 2006 with respect to the consolidated financial statements of Spectrum Pharmaceuticals, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2005, and the Amendment No. 1 to such Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission.

/s/ Kelly & Company

Kelly & Company

Costa Mesa, California

June 14, 2006